Terrence A. Duffy
Chairman and CEO

April 27, 2018
Mr. Leo Melamed
Melamed & Associates
30 South Wacker Drive, Suite 1625
Chicago, IL 60606
Dear Mr. Melamed:
Reference is made to that certain letter agreement between you and the undersigned CME Group Inc. (“CME”), dated June 26, 2009, which governs, among other things, the terms of your consulting arrangement with CME and its subsidiaries and affiliates (collectively with CME, the “CME Entities”) following your retirement from the Board of Directors of CME (such agreement, the “Post-Board Agreement”). Notwithstanding anything to the contrary in the Post-Board Agreement, you and CME hereby agree as follows:

1.
During the term of the Post-Board Agreement, you will render consulting services to CME and CME Entities upon request with respect to the futures business and industry and related matters and other matters in which you have expertise. In providing such services, you shall comply with all applicable laws, statutes, regulations, orders, codes and other acts of any applicable governmental authority and the policies, standards and regulations of CME and the CME Entities. You will personally perform all of the consulting services required under the Post-Board Agreement. Any request for consulting services under the Post-Board Agreement will be made by the Chief Executive Officer of CME. The Chief Executive Officer insofar as reasonably practicable, shall consider your convenience in the timing of his requests, and your failure or inability, by reason of temporary illness or other cause beyond your control or because of your absence for reasonable periods, to respond to such requests during any such temporary period shall not be deemed to constitute a default on your part in the performance of your consulting services under the Post-Board Agreement.

2.	Section 3 of the Post-Board Agreement is hereby amended and restated in its entirety as follows:

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Consulting Fee. In consideration for your consulting services and the non-compete and confidentiality provisions of this Agreement, during the first two years of the term of this Agreement (the “Initial Term”) CME shall pay to you $1,300,000 per annum, payable in four equal installments of $325,000 and a pro-rata amount for periods less than a full three-month period. After the Initial Term and for the remainder of the term of this Agreement, CME shall pay to you $300,000 per annum, payable in four equal installments of $75,000 and a pro-rata amount for periods less than a full three-month period. The first such installment due during the Initial Term shall be paid as soon as practicable following the beginning of the Initial Term, with respect to the first three-month period, and all subsequent installments due during the term of this Agreement shall be due and payable on or about the first day of each subsequent three-month period during the term of this Agreement.

3.
During the term of the Post-Board Agreement, you will not use the names “CME” or “Chicago Mercantile Exchange” or any related logo or trademark, or any other trademark or intellectual property owned or used by any CME Entity (“CME IP”), or otherwise use or make reference to your prior relationship, experience or role with any CME Entity, to (i) promote any product, service, business or enterprise, whether offered by you or by any other entity or (ii) otherwise further the interests of any entity, in each case regardless of whether such entity engages in a business that is competitive with any CME Entity. Notwithstanding the foregoing, you may use the name or CME IP of any CME Entity in a non-promotional manner in your resume, curriculum vitae or other description of your prior professional experience that is not inconsistent with the foregoing.

4.
Effective upon your retirement from the Board of Directors of CME on May 9, 2018, you resign from the Chicago Mercantile Exchange Trust and CME Group Foundation, and any other board or board committee of any CME Entity that you serve on.

5.
Each reference in the Post-Board Agreement to “this Agreement,” “hereof,” “herein,” “hereunder,” “hereby” or any other similar reference shall be deemed to refer to the Post-Board Agreement as amended hereby.

6.
This letter agreement shall be effective as of the date hereof. Except as expressly provided above, all terms, conditions and provisions contained in the Post-Board Agreement are hereby ratified and confirmed and shall remain in full force and effect without any further change or modification whatsoever. This letter agreement is made a part of, and is incorporated into, the Post-Board Agreement and is subject to all terms, conditions and provisions contained therein as amended hereby.

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7.	The provisions of Sections 8 through 11 of the Post-Board Agreement are incorporated herein by reference on a mutatis mutandis basis.
*    *    *

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Please confirm that the foregoing letter agreement correctly sets forth the agreement between CME and yourself by signing and returning to CME one of the enclosed copies of this letter.
Very truly yours,
CME GROUP INC.
/s/ Terrence A. Duffy
Terrence A. Duffy
Chairman and CEO
April 23, 2018

Agreed and Accepted as of April 27, 2018	Address for Notice Purposes:

/s/ Leo Melamed Leo Melamed	CME Group Inc. 20 South Wacker Drive Chicago, IL 60606 Attention: General Counsel
Address for Notice Purposes:

Melamed & Associates 30 South Wacker Drive, Suite 1625 Chicago, IL 60606

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